EXHIBIT 5.1

Opinion of Ahlers & Cooney, P.C.

May 4, 2012

West Bancorporation, Inc.
1601 22nd Street
West Des Moines, IA 50266

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 800,000 shares of Common Stock, no par value per share (the “Shares”), issuable pursuant to the West Bancorporation, Inc. 2012 Equity Incentive Plan (the “Plan”).

In connection with our review, we have examined: (i) the Corporation's Restated Articles of Incorporation (the "Charter") and Bylaws, each as amended to date, (ii) certain resolutions (the “Resolutions”) of the Corporation's Board of Directors (the “Board”), and (iii) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Based on the foregoing and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that:

1.
The Shares have been duly authorized for issuance, and when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We are members of the State Bar of Iowa and the foregoing opinion is limited to the laws of Iowa, excluding Iowa blue sky securities law matters, as in effect on the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission.

Respectfully submitted,

/s/ Ahlers & Cooney, P.C.
AHLERS & COONEY, P.C.